For Immediate Release Media Contact: Jay Nalbach, CMO (503) 387-3941 pr@crailar.com Investor Relations Contact: Ted Sanders, CFO (503) 387-3941 ir@crailar.com

CRAiLAR® Flax Fibers Receives Favorable US Customs Ruling, Achieves High Environmental Benchmark Ranking

VICTORIA, BC and PORTLAND, OR, Feb. 6, 2014 /CNW/ - CRAiLAR Technologies Inc. (TSXV: CL) (OTCQB: CRLRF), which produces and markets CRAiLAR® Flax fiber The Friendliest Fiber On The Planet™, announced that it has received a favorable US Customs classification and tariff ruling that could provide substantial duty savings on imported products blending CRAiLAR® Flax, and that CRAiLAR® Flax has been awarded high marks in the MADE-BY Environmental Benchmark for Fibers.

US Customs recently released a binding ruling designating CRAiLAR® Flax as a natural fiber that is neither synthetic nor man-made. This ruling provides for potentially significant duty savings on imported products that contain CRAiLAR® Flax. To facilitate higher blending levels eligible for lower duties, the company is proud to announce that because of improved fiber quality coming from its European facility, independent spinners are regularly producing yarns with 60% CRAiLAR® Flax content with significantly less spinning waste. Dependent upon product type, these developments allow manufacturers to save up to 84% of current tariffs when CRAiLAR® Flax fiber is the majority content of the product.

The applicable subheading for CRAiLAR® Flax fibers will be 5301.21.0000, Harmonized Tariff Schedule of the U.S. (HTSUS). The text of the most recent HTSUS and the accompanying duty rates are provided at http://www.usitc.gov/tata/hts/

MADE-BY's benchmarks provide industry leading information that takes a clear and informed approach to fiber and social classification. The Benchmarks have been used extensively by international brands including H&M, G-Star and Tommy Hilfiger when approaching their sustainable fabric and social standards strategies. CRAiLAR Flax Fiber's sustainability is ranked along side organic cotton and Lenzing's Tencel®. To view and download the new MADE-BY Environmental Benchmark, please go to http://www.made-by.org/benchmarks/environmental

"The combination of CRAiLAR's industry leading environmental ranking, US Customs ruling, plus the realization of majority blend level percentages, with fiber quality resulting from our new European facility, all culminate in the company providing a cost effective and sustainable natural fiber solution to our customers and consumers worldwide.", said Ken Barker, CEO. "These achievements greatly enhance CRAiLAR's profile and opportunity for inclusion into products which span countless uses throughout the global marketplace."

In accordance with the terms and conditions of certain Amended and Restated Promissory Notes, each dated for reference effective on January 21, 2014, as entered into between the Company and the following directors of the Company and respecting the following principal amounts advanced at the following times and at the following interest rates on an original short-term basis: Jason Finnis (as to CAD$50,000 on October 11, 2013 at 12% per annum), Kenneth Barker (as to US$50,000 on October 11, 2013 at 12% per annum) and Robert Edmunds (as to CAD$545,000 on October 11, 2013 and December 4, 2013 at 20% per annum) (each a "Lender" and a "Loan"); the Company, with the consent of the Lenders, and as a condition precedent to the completion of the Company's recent private placement of CAD$2,000,000 which closed effective on December 20, 2013, amended the pre-existing Loan arrangements with each of the Lenders whereby each Lender therein agreed to extend the term for repayment of their respective Loans and related interest until the earlier of (i) December 20, 2014 and (ii) such time as the Company completes its next public offering of registered securities by way of a registration statement of not less than CAD$3,000,000 in gross proceeds to the Company (each a "Loan Extension").

On January 30, 2014, and, in part, as consideration for the Company's Loan Extension with Mr. Edmunds, the Company issued 181,666 common shares to Mr. Edmunds, at a deemed issuance price of CAD$0.60 per common share. These common shares have not been and will not be registered under the U.S. Securities Act, or under the securities laws of any state of the United States and are "restricted securities" as defined under Rule 144(a)(3) of the U.S. Securities Act and contain the appropriate restrictive legends as required under the U.S. Securities Act, Canadian Securities Administrators National Instrument 45-102 and as required by the TSX Venture Exchange.

About CRAiLAR Technologies Inc.

CRAiLAR(R) Technologies Inc. offers cost-effective and environmentally sustainable natural fiber in the form of flax, hemp and other bast fibers for use in textile, industrial, energy, medical and composite material applications. Produced using a fraction of water and chemical inputs compared with other natural fibers, CRAiLAR® Flax is the newest natural fiber introduction to the market in decades. The Company supplies its CRAiLAR® Flax to IKEA, HanesBrands, Georgia-Pacific, Tuscarora Yarns, Target Corp., Cone Mills Cotswold Industries and Kowa Company for commercial use, and to Levi Strauss & Co., Ashland, PVH Corp. and Lenzing for evaluation and development. The Company was founded in 1998 as a provider of environmentally friendly, socially responsible clothing. For more information, visit www.crailar.com.

Safe Harbor Statement

This news release includes certain statements that may be deemed "forward-looking statements". All statements in this news release, other than statements of historical facts, are forward-looking statements. Forward-looking statements or information are subject to a variety of risks and uncertainties which could cause actual events or results to differ materially from those reflected in the forward-looking statements or information and including, without limitation, risks and uncertainties relating to: completion of a definitive agreement and acquisition of the European Wet Processing facility, any market interruptions that may delay the trading of the Company's shares, technological and operational challenges, needs for additional capital, changes in consumer preferences, market acceptance and technological changes, dependence on manufacturing and material supplies providers, international operations, competition, regulatory restrictions and the loss of key employees. In addition, the Company's business and operations are subject to the risks set forth in the Company's most recent Form 10-K, Form 10-Q and other SEC filings which are available through EDGAR at www.sec.gov. These are among the primary risks we foresee at the present time. The Company assumes no obligation to update the forward-looking statements.